Exhibit 10.3

Execution Version

STOCKHOLDER AGREEMENT

BETWEEN

GENERAL MOLY, INC.

AND

AMER INTERNATIONAL GROUP CO., LTD

Dated as of November 24, 2015

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”), dated November 24, 2015, is between General Moly, Inc., a Delaware corporation (the “Company”), and Amer International Group Co., Ltd, a limited liability company organized under the laws of the People’s Republic of China (“Amer”).

RECITALS

A.                                    Pursuant to an Investment and Securities Purchase Agreement, dated as of April 17, 2015, between the Company and Amer, as amended by Amendment No. 1 dated as of November 2, 2015 (the “Securities Purchase Agreement”), Amer has acquired beneficial ownership of (i) 13,333,333 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), and (ii) warrants to purchase 80,000,000 shares of Common Stock (the “Warrants”).  Subject to terms and conditions set forth in the Securities Purchase Agreement, Amer will acquire beneficial ownership of an additional 12,000,000 shares of Common Stock in Tranche 2 and an additional 14,666,667 shares of Common Stock in Tranche 3 (the “Tranche 3 Closing”), such that, as of the date of the Tranche 3 Closing, Amer will own or have the right to acquire approximately 51% of the shares of Common Stock on a fully-diluted basis.

B.                                    The Securities Purchase Agreement contemplates that the Company will enter into a loan agreement with one or more Prime Chinese Banks to fund the Company’s share of costs (including financing costs) related to the development of the Mt. Hope Project, for approximately $700,000,000 (the “Bank Loan”), which will be guaranteed by Amer.

C.                                    The parties are entering into this Agreement pursuant to the Securities Purchase Agreement.

In consideration of the mutual covenants contained in this Agreement, the parties, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE I
CERTAIN DEFINITIONS

Capitalized terms used herein shall have the respective meanings set forth in Schedule A.  Capitalized terms not defined herein shall have the respective meanings set forth in the Securities Purchase Agreement.

ARTICLE II
ACQUISITION OF EQUITY SECURITIES OR RIGHTS;
OTHER COVENANTS

2.1                               Limits on Acquisitions.  Except as permitted by this Agreement, consented to in writing by the Company or required by applicable Law, the Amer Parties shall not, and shall not permit any of their Affiliates to, acquire beneficial ownership of any Shares (an “Acquisition”) if the Amer Parties and their Affiliates immediately after such Acquisition would beneficially own, in the aggregate, Equity Securities constituting more than the Maximum Percentage.  If the Amer Parties breach the first sentence of this Section 2.1, then the Amer Parties shall, as promptly as practicable and permitted by applicable

Law, dispose of a number of Shares sufficient to cause the Amer Parties not to be in breach of the first sentence of this Section 2.1.

2.2                               Permitted Acquisitions.  The Amer Parties shall not be in breach of Section 2.1 solely because the Amer Parties and their respective Affiliates become the beneficial owners of a number of Equity Securities exceeding the Maximum Percentage after and solely because of:

(a)                                 any action taken by the Company or any Affiliate of the Company (including the repurchase or redemption by the Company or any of its Affiliates of Equity Securities or Rights, the issuance of Equity Securities or Rights, including pursuant to an offer by the Company or any of its Affiliates to its security holders of rights to subscribe for Equity Securities, the expiration of Rights, or the declaration by the Company of a dividend in respect of any class of Equity Securities payable at the election of such security holders either in cash or in Equity Securities) in respect of which no Amer Party or Affiliate thereof shall have taken any action except as permitted to be taken by holders of Equity Securities or Rights in their capacities as such (including as a result of action taken by the Company or any of its Affiliates, as a result of an election not to tender any of such Amer Party’s Equity Securities pursuant to any such offer to repurchase or redeem, an election to purchase Equity Securities or Rights pursuant to any such subscription offer or an election to be paid a dividend in respect of the Shares in Equity Securities or Rights instead of cash);

(b)                                 acquisitions of Equity Securities or Rights pursuant to any Transaction Document;

(c)                                  acquisitions of Equity Securities or Rights issued (including pursuant to the exercise of stock options granted) to any director designated by Amer in respect of such director’s service on the Board; or

(d)                                 acquisitions of Equity Securities or Rights pursuant to a transaction approved by the Board (including pursuant to any merger, acquisition or other transaction that is approved by the Board);

provided, however, that the Amer Parties shall be in breach of Section 2.1 if the Amer Parties and their Affiliates subsequently acquire additional Equity Securities other than as a result of the actions described in this Section 2.2 and their ownership after such acquisition would exceed the Maximum Percentage.

2.3                               Amer Right to Maintain Position.

(a)                                 If the Company issues any Equity Securities or Rights (“New Securities”), Amer shall have the right to purchase, in accordance with Section 2.3(b) and (c), such number of additional New Securities as necessary to ensure that Amer maintains the Amer Ownership Percentage in effect on the date of the Notice of Issuance.  “New Securities” shall not include:

(i)                                     Equity Securities or Rights issued after the Tranche 1 Closing Date to employees, consultants, officers or directors of the Company or any of its Subsidiaries, or that have been reserved for issuance, pursuant to any employee stock option, employee stock purchase, employee stock bonus plan, or other similar employee stock arrangement approved by the Board;

(ii)                                  Equity Securities or Rights issued in connection with the exercise of warrants, convertible notes or other convertible securities outstanding as of the Tranche 1 Closing Date;

(iii)                               Equity Securities or Rights issued after the Tranche 1 Closing Date in connection with any pro rata stock split, stock dividend or recapitalization of the Company; or

(iv)                              Equity Securities or Rights (i) issued in connection with the financing to fund the Company’s share of costs (including financing costs) related to the development of the Mt. Hope Project, and (ii) required to make the first drawdown under the Bank Loan.

(b)                                 If the Company proposes to issue New Securities, it shall give written notice (a “Notice of Issuance”) to Amer at least 20 days prior to such issuance, describing all material terms of the New Securities, the price or range of prices and all material terms upon which the Company proposes to issue such New Securities.  Amer shall have 20 days from the date of receipt of the Notice of Issuance to agree to purchase all of its pro rata share of New Securities (i) if such consideration shall consist solely of cash, for cash, or (ii) if the consideration is in whole or in part other than cash, for the pro rata share of the cash equivalent of the aggregate consideration (which may be paid in cash or marketable securities), and in any event otherwise upon the terms specified in the Notice of Issuance, by giving written notice to the Company, and stating therein the quantity of New Securities that Amer is electing to purchase.  If the issuance of New Securities is for other than cash, the cash equivalent for purposes of this Section 2.3 shall be determined in good faith by the Board and Amer.

(c)                                  If, on the date of the first drawdown under the Bank Loan, the Amer Ownership Percentage is less than 35%, Amer shall have a right, exercisable during the 90-day period beginning on the date of the first drawdown under the Bank Loan, to purchase a number of shares of Common Stock such that, following the purchase of such shares of Common Stock, the Amer Ownership Percentage shall be equal to 35%.  In order to exercise its right to purchase shares of Common Stock pursuant to this Section 2.3(c), Amer shall provide written notice of such intent to the Company during the 90-day period beginning on the date of the first drawdown under the Bank Loan.  The purchase price per share for any shares purchased by Amer pursuant to this Section 2.3(c), shall be the VWAP of the shares of Common Stock for the 90 days prior to the date of the first drawdown under the Bank Loan.

ARTICLE III
COMPANY DIRECTOR NOMINATIONS

3.1                               Board Composition.

(a)                                 The Company shall take the actions necessary such that as of the Tranche 1 Closing Date, the Board of Directors of the Company (the “Board”) shall consist of the seven directors as set forth on Schedule 3.1(a) (which also designates the remaining term of office of such director), of whom (i) one director has been designated by the Purchaser, and (ii) six directors have been designated by the Company.

(b)                                 The Company shall take the actions necessary such that as of the Tranche 3 Closing Date, the Board shall consist of the eight directors as set forth on Schedule 3.1(b) (which also designates the remaining term of office of such director), of whom (i) two directors have been designated by the Purchaser, and (ii) six directors have been designated by the Company.

(c)                                  Any such directors who had served on the Board immediately prior to the Tranche 1 Closing Date or the Tranche 3 Closing Date, as applicable, who remain as members of the Board as of the Tranche 1 Closing Date or the Tranche 3 Closing Date, as applicable, pursuant to this Section 3.1 shall continue to serve as directors of the Board in the classes with remaining terms of service in which they are serving at such time.

3.2                               Amer Nominees.

(a)                                 The Amer Parties shall be entitled to designate one or more nominees for election to the Board (each individual nominated by Amer pursuant to procedures set forth in Section 3.3, being a “Amer Nominee” and collectively, the “Amer Nominees”), as follows.

In the event the Amer Ownership Percentage is:

(i)                                     equal to or greater than 10% but less than 20%, the Amer Parties shall be entitled to designate one nominee for election to the Board,

(ii)                                  equal to or greater than 20% but less than 30%, the Amer Parties shall be entitled to designate two nominees for election to the Board, and

(iii)                               equal to or greater than 30% following the first drawdown under the Bank Loan, the Amer Parties shall be entitled to designate three nominees for election to the Board.

(b)                                 As long as the Amer Parties have a right to designate two or three nominees for election to the Board in accordance with this Section 3.2, the Amer Parties shall have the right to designate one of its nominees as the Vice Chairman of the Board.

(c)                                  If Amer has delivered the Guarantee of the Bank Loan, from the date hereof until the subsequent expiration or other termination of the Guarantee, Amer shall have the right to designate one representative to the Management Committee of Eureka Moly and the Company shall take such action as is necessary to cause such representative to be appointed to such Management Committee.

3.3                               Company Obligations.

(a)                                 Director Slate, Proxy.  The Company shall include and recommend the election of each Amer Nominee in the Board’s slate of nominees submitted and recommended to the Company stockholders:

(i)                                     for each election of directors in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board,

(ii)                                  at every adjournment or postponement thereof, and

(iii)                               on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

(b)                                 Exceptions to the Company Obligations.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to its stockholders the election of any Amer Nominee:

(i)                                     who fails to submit to the Company on a timely basis any questionnaires that the Company reasonably requires of its directors generally and other information that the Company reasonably requests in connection with its obligations under the Securities Laws, or

(ii)                                  the Board or the nominating committee determines in good faith, after consultation with legal counsel, that such action would constitute a breach of its fiduciary duties or applicable law;

provided, however, that upon the occurrence of either event set forth in clause (i) or (ii) above, the Company shall promptly notify Amer of the occurrence of such event and permit Amer to provide an alternative Amer Nominee sufficiently in advance of any Board action, the meetings of the stockholders called or written action of stockholders with respect to such election of nominees and the Company shall be subject to its obligations under this Section 3.3 with respect to such alternative Amer Nominee.

(c)                                  Designation of Nominee.  Subject to Section 3.2, if the Amer Parties wish to designate an Amer Nominee for election at any meeting of the stockholders of the Company where an election for directors of the Company shall take place, Amer shall provide a written notice (the “Nomination Notice”) to the Board, in accordance with the procedures described in the proxy statement for the Company’s most recent annual meeting of stockholders, identifying each Amer Nominee whom the Amer Parties are entitled to designate.  Upon receiving a Nomination Notice, the Board shall take all actions reasonably necessary to include such Amer Nominees among the candidates in the Company’s next election for members of the Board and shall also recommend that the stockholders of the Company vote for each Amer Nominee for election to the Board, including providing its written recommendation in any proxy materials presented to the stockholders of the Company for such election.

(d)                                 Customary Compensation.  The Company shall pay the Amer Nominees customary compensation consistent with other directors for their service on the Board and shall reimburse such nominees’ reasonable costs and expenses involved in attending any meetings of the Board.  The Amer Nominees shall also be entitled to benefits under any director and officer insurance policy maintained by the Company and all rights to indemnification, advancement of expenses and exculpation, in each case to the same extent as any other director of the Board.

(e)                                  Maximum Size of Board.  The size of the Board will not exceed eight members at any time the Amer Ownership Percentage is less than 30%, and will not exceed seven members at any time the Amer Ownership Percentage is equal to or greater than 30%, subject to requirements of applicable Law and the rules of the NYSE MKT.

(f)                                   Committees.  A number of Amer Nominees that is proportionate (rounding up to the next whole director) to the representation that Amer is entitled to elect to the Board under this Agreement shall be appointed to serve on each committee, executive committee or equivalent committee of the Board subject to applicable law and exchange regulations.

3.4                               Removal, Interim Appointment.  The Company shall take all reasonably necessary action in order to cause the Board to give effect to this ARTICLE III.  In the absence of any nomination by the Amer Parties of an Amer Nominee, the individual or individuals previously nominated by the

Amer Parties and then serving shall be re-nominated if still eligible to serve as provided herein.  The Amer Parties may request, and vote in favor of, the removal of any Amer Nominee.  The Amer Parties (through a written notice to the Company provided by Amer) shall have the right to nominate an individual to fill any vacancy on the Board created by the resignation, removal, incapacity or death of any Amer Nominee.  If the Amer Ownership Percentage declines below any level specified in Section 3.2(a), Amer shall promptly cause that number of Amer nominees to resign from the Board as is required so that the number of Amer nominees serving on the Board is not greater than the number specified in Section 3.2(a).

3.5                               Eureka Moly Representative.

(a)                                 Eureka Moly Representative.  Following the Tranche 1 Closing and as long as the Loan and Amer’s Guarantee of the Loan is outstanding, Amer shall have the right to designate one of the Representatives (the “Amer Eureka Representative”) that Nevada Moly is entitled to appoint to the Management Committee of Eureka Moly (the “Eureka Management Committee”). If the Representatives appointed by Nevada Moly are required to vote as a group with respect to any matter requiring the vote of the Eureka Management Committee, Amer shall cause the Amer Eureka Representative to vote with the majority of the Representatives in favor or against such matter and if the Amer Eureka Representative refuses to so vote, the Company may remove the Amer Eureka Representative and such vacancy may be filled by Amer under this Section 3.5(a).  The Company shall reimburse the Amer Eureka Representative for the reasonable costs and expenses of attending Eureka Management Committee meetings.  In addition, the Amer Eureka Representative shall receive customary compensation, if any, consistent with other directors for service on the Eureka Management Committee.

(b)                                 Failure to Nominate.  In the absence of any designation by Amer of an Amer Eureka Representative, the individual previously designated by Amer and then serving shall be re-nominated if still eligible to serve.  Amer may request, and the Company shall cause, the removal of any Amer Eureka Representative, with or without cause.  Amer shall have the right to designate the individual to fill any vacancy on the Eureka Management Committee created by the resignation, removal, incapacity or death of any Amer Eureka Representative.

ARTICLE IV
DISPOSITIONS OF EQUITY SECURITIES

4.1                               One-Year Prohibition on Sales; Right to Pledge.  During the one (1) year period commencing on the date hereof, without the prior written consent of the Board, no Amer Party shall Transfer or permit any of its Affiliates to Transfer beneficial ownership of any Equity Securities other than to a Permitted Transferee.  For the avoidance of doubt, this Section 4.1 shall not prevent the Amer Parties from pledging, hypothecating or otherwise placing a Lien on any such Equity Securities, including in connection with financings and other transactions.  Any attempted Transfer in violation of this Agreement shall be void.

ARTICLE V
LEGEND

5.1                               Legend.  The Company shall cause any Equity Securities or Rights issued to each Amer Party or its Affiliates to be subject to a restrictive legend substantially similar to the following:

“The securities represented by this certificate are subject to a Stockholder Agreement dated as of November 24, 2015, copies of which are available from General Moly, Inc.

upon request, and any sale, transfer, assignment or other disposition of such securities is subject to such Stockholders Agreement.”

5.2                               New Certificates.  Upon surrender to the Company of any certificate representing any Equity Securities or Rights disposed of by an Amer Party under clause (a), (b), (c), or (d) of the definition of “Transfer” in Schedule A or otherwise permitted by this Agreement, the Company shall promptly cause to be issued:

(a)                                 to the transferee or transferees of such Equity Securities or Rights one or more certificates without the legend set forth in Section 5.1, and

(b)                                 to the holder of Equity Securities or Rights represented by such certificates so surrendered one certificate representing such Equity Securities or Rights, if any, as shall not have been so disposed of, with the legend set forth in Section 5.1.

Upon termination of this Agreement pursuant to ARTICLE VI below and the surrender to the Company of any certificate representing Equity Securities or Rights, the Company shall cause to be issued to the holder of such Equity Securities or Rights one or more certificates without the legend set forth in Section 5.1.

ARTICLE VI
TERMINATION

This Agreement shall terminate at the earliest of (a) such time as the Amer Parties beneficially own less than 10% of the Common Stock, (b) the fourth anniversary of this Agreement, or (c) written agreement of the Company and Amer to terminate this Agreement; provided that ARTICLE VII shall survive termination of this Agreement.

ARTICLE VII
NOTICES

7.1                               Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice under this Section 7.1, and shall be either (a) delivered by hand, (b) made by telecopy or facsimile transmission or (c) sent by Federal Express, DHL, UPS or another internationally recognized delivery service.

If to an Amer Party:                                  Amer International Group Co., Ltd.

29/F, Block A, East Pacific International Center

7888th Shennan Boulevard

Shenzhen, China 518040

Attention: Tong Zhang

Facsimile: +86.755.2711.8899

With a copy to:                                                            ZHONG LUN LAW FIRM

36-37/F,SK Tower, 6A Jianguomenwai Avenue Chaoyang District,

Beijing 100022, P.R.China

Attention: Jun CHENG

Facsimile:+86 10 6568 1838

Latham & Watkins

18th Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention:  David M. Blumental

    Allen C. Wang

Facsimile:  +852.2912.2600

If to the Company:                                      General Moly, Inc.

1726 Cole Blvd.

Suite 115

Lakewood, CO 80401
U.S.A.

Attention:  Chief Executive Officer

Facsimile:  +1 (303) 928-8598

With a copy to:                                                            Bryan Cave LLP

1700 Lincoln Street

Suite 4100

Denver, CO 80203-4541

U.S.A.

Attention: Charles D. Maguire, Esq.

Facsimile: +1 (303) 866-0200

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if by telecopy or facsimile transmission, on the day that receipt thereof has been acknowledged by electronic confirmation or otherwise or (iii) if sent by internationally recognized delivery service, on the day of actual receipt.

ARTICLE VIII
MISCELLANEOUS

8.1                               Entire Agreement.  This Agreement and the other Transaction Documents, including exhibits or other documents referred to herein and therein, embody the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

8.2                               Amendments.  The terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure from such terms and provisions may be granted, only by written consent of the Company and Amer.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

8.3                               Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto, their Permitted Transferees, in the case of the Amer Parties, and their permitted successors and assigns any benefits, rights or remedies.  Except as contemplated by the definitions of “Amer,” “Permitted Transferee” and “Transfer” neither this Agreement nor the rights or obligations of any party may be assigned or delegated (other than, in the case of an Amer Party, to a Permitted Transferee), by operation of Law or otherwise without the prior written consent of Amer and the Company.

8.4                               Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

8.5                               Governing Law; Language.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of law principles thereof that would cause the application of the laws of any jurisdiction other than the State of Delaware.  This Agreement has been negotiated and executed by the parties in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern.

8.6                               Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

8.7                               Severability.  In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect.  In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

8.8                               Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or constructions of any of the terms or provisions hereof.

8.9                               Interpretation.

(a)                                 Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (iv) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s) and (vii) all references to “the date hereof,” “the date of this Agreement” or similar terms (but excluding references to the date of execution hereof) refer to the date first above written, notwithstanding that the parties may have executed this Agreement on a later date.

(b)                                 Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) include and incorporate all exhibits, schedules and other attachments thereto, as amended, modified or supplemented, and (ii) a particular Law referenced herein means such Law as amended, modified, supplemented or succeeded.  When a reference is made in this Agreement to Articles, Sections or any other subdivision, such reference is to an Article, a

Section or other subdivision of this Agreement, unless otherwise indicated.  When a reference is made in this Agreement to a party or parties, such reference is to parties to this Agreement, unless otherwise indicated.  Unless otherwise specified, all references to “$” shall be deemed to be references to the lawful currency of the United States.

8.10                        No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

8.11                        Counterparts.  This Agreement may be executed in counterparts (including by facsimile or similar means of electronic communication), each of which shall be deemed an original and all of which together shall constitute one agreement.

8.12                        Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.13                        Dispute Resolution.  All disputes between the parties arising out of, relating to or in connection with this Agreement and not otherwise settled by agreement between the parties shall be exclusively and finally settled in accordance with Schedule 4 of the Securities Purchase Agreement, which hereby is incorporated, mutatis mutandis, by reference into this Agreement.

[Signature page follows]

Executed as of the date first set forth above.

GENERAL MOLY, INC.

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	CEO

AMER INTERNATIONAL GROUP CO., LTD

By:	/s/ Wenyin Wang
Name:	Wenyin Wang
Title:	Chairman

[Signature Page to Stockholder Agreement]

SCHEDULE A

(to the Agreement)

Certain Definitions

“Acquisition”:  As defined in Section 2.1.

“Affiliate”:  As defined in Rule 405 under the Securities Act, provided the Company shall not be deemed an affiliate of Amer.

“Agreement”:  As defined in the Preamble.

“Amer”:  As defined in the Preamble.

“Amer Eureka Representative”:  As defined in Section 3.5.

“Amer Nominee”:  As defined in Section 3.1.

“Amer Ownership Percentage”:  The aggregate percentage beneficial ownership of the shares of Common Stock by Amer and its Affiliates, calculated on a Fully Diluted Basis; provided that for purposes of Sections 3.2(a) and 3.3(e), aggregate percentage beneficial ownership will be calculated based on the number of shares of Common Stock issued and outstanding.

“Amer Parties”:  Amer and any Permitted Transferee of Amer who hereafter becomes bound by or who is required to become bound by this Agreement as long as such Person is or is required to be so bound or would be required to be bound.  Any Permitted Transferee of Amer will cease to be an Amer Party at such time as such Person is no longer an Affiliate of Amer.

“Bank Loan”:  As defined in the Recitals.

“beneficial ownership” and correlative terms:  As determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act and any successor regulation, except that in calculating beneficial ownership, Equity Securities that may be acquired pursuant to Rights to acquire Equity Securities that are exercisable more than sixty days after a date shall nevertheless be included as beneficially owned.

“Board”:  The Board of Directors of the Company.

“Common Stock”:  The common stock of the Company, par value $0.001 per share.

“Company”:  As defined in the Preamble.

“Control” and correlative terms:  The possession directly or indirectly of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

“Equity Securities”:  The Common Stock and any other securities representing equity interests issued by the Company.

“Eureka Management Committee”:  As defined in Section 3.5.

“Eureka Moly”:  Eureka Moly, LLC, a Delaware limited liability company.

Sched. A-1

“Exercise Date”:  As defined in Section 3.1(b).

“Fully Diluted Basis”:  For the purposes of calculating the Common Stock, assumes the exercise, conversion or exchange as applicable of all Rights.

“Law”:  Any U.S. federal, state or local or any foreign statute, code, ordinance, decree, rule, regulation or general principle of common or civil law or equity.

“Maximum Percentage”:  Following the Tranche 1 Closing under the Securities Purchase Agreement and until the date of the first drawdown under the Bank Loan, the Maximum Percentage shall be an Amer Ownership Percentage equal to 50.9%.  During the 90-day period following the date of the first drawdown under the Bank Loan, the Maximum Percentage shall be the greater of the Amer Ownership Percentage at the beginning of such 90-day period and 35%.  Following the expiration of such 90-day period, the Maximum Percentage shall be the Amer Ownership Percentage on the first day following the expiration of such 90-day period, as adjusted to give effect to Amer’s exercise (if any) of the purchase rights specified in Section 2.3(c).  Notwithstanding the foregoing, in the event that the Amer Ownership Percentage at any time increases beyond the then applicable Maximum Percentage as a result of (i) any transaction or action described in Section 2.2 of this Agreement, or (ii) any acquisition of Equity Securities or Rights by Amer Parties pursuant to any Transaction Document, the Maximum Percentage shall thereafter be increased by the amount by which the percentage ownership of the Amer Parties immediately after such transaction or action exceeds the prior Maximum Percentage.  For the avoidance of doubt, the ownership of shares of Common Stock by the Amer Parties shall be included in the determination of the Amer Ownership Percentage.

“New Securities”:  As defined in Section 2.3.

“Nomination Notice”:  As defined in Section 3.3(c).

“Notice of Issuance”:  As defined in Section 2.3(b).

“Permitted Transferee”:  In the case of an Amer Party, any Person Controlled by, Controlling, or under common Control with such Amer Party.

“Person”:  Any individual, firm, corporation, partnership, limited liability company, trust, joint venture, or other entity.

“Rights”:  Securities of the Company exercisable, convertible or exchangeable for or into Equity Securities (with or without consideration) or that carry any right to subscribe for or acquire Equity Securities.

“Securities Laws”:  The Securities Act, the Exchange Act, all regulations promulgated by the SEC, the Laws of any other applicable jurisdiction relating to securities regulation and the rules of any exchange upon which Common Stock is trading.

“Securities Purchase Agreement”:  As defined in the Recitals.

“Shares”:  Equity Securities beneficially owned (including pursuant to the ownership of Rights) from time to time by the Amer Parties or their Affiliates.

“Transfer”:  Any sale, exchange or transfer, directly or indirectly, of Equity Securities, including by the sale or other disposition of Control of an entity that directly or indirectly owns Shares, provided,

Sched. A-2

however, that none of the following shall constitute a Transfer:  (a) any transfer pursuant to any tender or exchange offer for Equity Securities or Rights approved by a majority of the Board, (b) a transfer by operation of Law in connection with any merger, consolidation, statutory share exchange or similar transaction involving the Company approved by a majority of the Board, (c) a transfer pursuant to a plan of liquidation of the Company that has been approved by a majority of the Board, (d) a transfer pursuant to any of the Transaction Documents, or (e) any pledge, hypothecation, encumbrance or any other Lien of any Equity Security or Right.

“Warrants”:  As defined in the Recitals.

Sched. A-3